Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                        INVESCO VAN KAMPEN EXCHANGE FUND

An Annual Meeting ("Meeting") of Partners of Invesco Van Kampen Exchange Fund was held on Friday, June 17, 2011. The Meeting was held for the following purpose:

(1) To elect eleven Managing General Partners, each of whom will serve until the next annual meeting of Partners or until a successor is duly elected and qualified.

The  results  of  the  voting  on  the  above  matters  were  as  follows:

                                         Votes
Matter                      Votes For  Withheld
---------------------       ---------  --------
(1) David C. Arch             120,422     2,457
    Jerry D. Choate           120,422     2,457
    Rodney Dammeyer           120,422     2,457
    Linda Hutton Heagy        120,422     2,457
    R. Craig Kennedy          120,422     2,457
    Howard J. Kerr            120,422     2,457
    Colin D. Meadows          120,422     2,457
    Jack E. Nelson            120,422     2,457
    Hugo F. Sonnenschein      120,422     2,457
    Wayne W. Whalen           120,422     2,457
    Suzanne H. Woolsey        120,422     2,457

                                                              Votes                 Broker
                                                   Votes For  Against  Abstentions  Non-Votes
                                                   ---------  -------  -----------  ---------
(2) To ratify changing the name of the Fund to
    Invesco Van Kampen Exchange Fund                 120,147     -0-         2,731        -0-